EXHIBIT 99.4

Qumu Synacor Announcement

FAQs for Qumu Employees

The information in this FAQ document is intended to answer some of the questions that may be on the mind of Qumu employees at this point. This is not intended to be an all-inclusive list of questions or answers for Qumu employees.

Why is Qumu merging with Synacor?

Qumu’s merger with Synacor is expected to create a SaaS-focused leader in collaboration software. The combination will provide strategic opportunities to accelerate revenue growth and to enhance financial scale.

What are the terms of the merger?

Synacor and Qumu have agreed to combine in a tax-free, stock-for-stock merger. At the closing, each share of Qumu stock will be exchanged for 1.61 shares of Synacor stock. This exchange ratio will result in Synacor stockholders and Qumu shareholders holding about 64.4% and 35.6% of the outstanding shares of Synacor at closing, respectively.

What does “closing” of this deal entail and when will it happen?

Now that the merger agreement has been signed and the deal is announced, the companies will shift to preparing for closing (which is when the merger will occur) and successfully integrating business operations. The closing of the merger is subject to customary closing conditions and obtaining required approval from the shareholders of both Qumu and Synacor. We anticipate that closing of the merger will take place in mid-2020. This will be clearly communicated to all employees once it occurs.

Until the merger closes, Synacor and Qumu will remain separate companies, and it will be business as usual for all of us.

How can I find out more information about Synacor and its products?

Synacor’s website is www.synacor.com. You can find additional information about Synacor in the joint press release issued February 11, 2020. Additionally, Vern will be holding a Qumu Live Event on February 11, 2020 where you can learn more about Synacor and the merger.

Synacor’s headquarters are located in Buffalo, New York. It also has offices in New York, New York; Ottawa, Ontario, Canada; Westford, Massachusetts; Frisco, Texas; Pune, India; London, United Kingdom; Tokyo, Japan; and Singapore.

1

Will this impact my job?

The merger is not yet closed, so there is no job responsibility difference for Qumu employees at this time. Leadership teams from both companies are developing a comprehensive integration plan for the merger that will be implemented after the closing, and employees from each company will be participating in this planning and execution process. Qumu and Synacor are both committed to being thoughtful about decisions relating to organizational changes as we build the combined company with the best people. But, as mentioned, these plans are still being formulated and our deal will not close for several months, so we are not announcing specific plans at this time. We ask for your patience while we develop our plans and communicate them at the appropriate time.

Will any of the Qumu employees be moving to any of the Synacor offices?

Synacor has indicated it is not requiring anyone to relocate at this time.

Who will be on the leadership team of the combined company?

As of the closing of the merger, the seven-member board of directors of Synacor will consist of four members from the current Synacor board, two members from the current Qumu board, and one new member to be chosen at a future date. Himesh Bhise will be the CEO and will remain on the board.

Upon closing, Vern Hanzlik, our CEO, will join Synacor as Chief Revenue Officer, Software & Services. Himesh Bhise will continue as Chief Executive Officer and Tim Heasley will continue as Chief Financial Officer of the combined company.

Synacor is committed to ensuring the best go-forward leadership team, leveraging top talent from each company. Leadership from both companies will be working in the coming weeks to identify the full leadership team, and additional changes will be announced as we complete the integration process.

Can we talk about the transaction? What can we say between now and the close of the transaction to our customers, partners, friends, and family?

You can relay to them any publicly available information, such as information included in the press release announcing the merger. It is important, however, to not speculate to anybody outside the company (including via social media such as Facebook, Twitter, or blogs) about the anticipated timing of completion of the merger, what may happen once the merger is complete, or any other non-public information.

Posting about the company is only allowed pursuant to our social media policy. With respect to this deal, all posts must be pre-approved by Dave Ristow. Please contact and obtain approval from Dave before making any posts about our merger.

If you are going to post about this merger on social media, the following text is pre-approved:

“Synacor and Qumu agree to merge! Learn more here: [link to PR]”

2

What should I do if somebody from the media or an investor contacts me?

You are not allowed to speak to the media or investors on behalf of the company about this deal or other Synacor business matters. It is important that we communicate with one voice. Please forward any inquiries from the media or investors to Dave Ristow and Vern Hanzlik.

If I have specific questions, who should I talk to?

Feel free to reach out to your manager, Vern, Dave or Nicole Manderscheid in Human Resources if you have any specific questions.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities law, including, without limitation, financial results of the companies individually or on a combined basis, potential cost savings, timing of the closing of the transaction, potential benefits of the transaction, and strategic and operational plans, that are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such statements are subject to risks and uncertainties that include, but are not limited to: (i) Synacor or Qumu may be unable to obtain shareholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Synacor or Qumu to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Synacor or Qumu does business, or on Synacor’s or Qumu’s operating results and business generally; (v) Synacor’s or Qumu’s respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Synacor or Qumu may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) the estimated financial results of each company for 2019 may not be representative of the combined company’s results for 2020 or any future period; (x) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Synacor and Qumu are set forth in their respective filings with the Securities and Exchange Commission (SEC), including each of Synacor’s and Qumu’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks and uncertainties described above and in Synacor’s most recent Annual Report on Form 10-K and Qumu’s most recent Annual Report on Form 10-K are not exclusive and further information concerning Synacor and Qumu and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Synacor and Qumu file from time to time with the SEC. The forward-looking statements in this communication speak only as of the date hereof. Except as required by law, Qumu assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

3

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger between Qumu and Synacor, Synacor intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus of Synacor and Qumu and other documents concerning the proposed merger with the SEC. The definitive proxy statement will be mailed to the stockholders of Synacor and Qumu in advance of the meeting. BEFORE MAKING ANY VOTING DECISION, SYNACOR’S AND QUMU’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF SYNACOR AND QUMU WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Synacor and Qumu, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Qumu and Synacor make available free of charge at www.qumu.com and at www.synacor.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Synacor, Qumu and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Synacor and Qumu in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Synacor’s directors and executive officers in Synacor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 14, 2019, and its definitive proxy statement for the 2019 annual meeting of stockholders, which was filed with the SEC on April 5, 2019. Security holders may obtain information regarding the names, affiliations and interests of Qumu’s directors and executive officers in Qumu’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 15, 2019, and its definitive proxy statement for the 2019 annual meeting of shareholders, which was filed with the SEC on April 9, 2019. To the extent the holdings of Synacor securities by Synacor’s directors and executive officers or the holdings of Qumu securities by Qumu’s directors and executive officers have changed since the amounts set forth in Synacor’s or Qumu’s respective proxy statement for its 2019 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Qumu’s website at www.qumu.com and Synacor’s website at www.synacor.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

4